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                                                                    EXHIBIT 12.1

            BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In Millions, Except Ratio Amounts)
                                   (Unaudited)


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                                                                                              Six Months Ended
                                                                                                  June 30,
                                                                                           ________________________

                                                                                              2002        2001
                                                                                           ___________ ____________
Earnings:

  Income before income taxes and extraordinary charge                                         $  585       $  534

  Add:
    Interest and fixed charges excluding capitalized interest                                    214          235

    Portion of rent under long-term operating leases
      representative of an interest factor                                                        90           86

    Distributed income of investees accounted for under the equity method                          2            3

    Amortization of capitalized interest                                                           4            4

  Less:  Undistributed equity in earnings of investments accounted for
         under the equity method                                                                   7           12
                                                                                           ___________ ____________


  Total earnings available for fixed charges                                                  $  888       $  850
                                                                                           =========== ============

Fixed charges:

  Interest and fixed charges                                                                  $  221       $  243

  Portion of rent under long-term operating leases
    representative of an interest factor                                                          90           86
                                                                                           ___________ ____________

  Total fixed charges                                                                         $  311       $  329
                                                                                           =========== ============

Ratio of earnings to fixed charges                                                            2.86 x       2.58 x
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